UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

SM&A

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The following represents email correspondence received from significant SM&A field leadership group.

SM&A Board Receives Letter of ‘Unqualified Support’ for Current Directors and CEO
from Significant Field Leadership Group
Key Employees State Current Board and Management ‘most qualified to guide us’
Newport Beach, CA — May 13, 2008 — SM&A Chairman Dwight L. Hanger announced today that the company’s Board has received the following letter from SM&A’s most senior proposal managers expressing “unqualified support” for the company’s current directors and its leadership team headed by Cathy McCarthy, President and Chief Executive Officer.* The employees note in the letter that they sent it without solicitation and that they “are significant shareholders, as well as the holders of SM&A’s tradition of excellence.”
“We are gratified that our key leaders took it upon themselves to send such a wonderfully supportive letter,” Mr. Hanger said. “This shows they understand that the company is finally on the right track.”

To:
SM&A Board of Directors
c/o Dwight Hanger:
Dwight.Hanger@smawins.com
     We the undersigned SM&A proposal managers wish to express our unqualified support for Mrs. Cathy McCarthy, her corporate leadership team and current board of directors. Together we agree that any further change of management at this time could damage the viability of our company and its stock price. This management team took control less than a year ago and to replace them would disrupt operations by continuing senior management changes we have been experiencing over the past 18 months.
     We feel Mrs. McCarthy, her team, and this board developed a comprehensive strategic plan and are most qualified to guide us along its path toward financial growth, providing long-term benefit to all shareholders. Through directing the development and implementation of this plan, Mrs. McCarthy has demonstrated that she understands what it takes to make SM&A grow while increasing long-term shareholder value.
     We represent the heritage that this company’s reputation was built upon and have worked with both the past and present SM&A leadership. We are significant shareholders, as well as the holders of SM&A’s tradition of excellence.
     Please note, this letter is offered by SM&A’s largest revenue generators, our most senior and tenured proposal managers. It is forwarded without solicitation from, or knowledge of Cathy McCarthy, her leadership team or any of the SM&A Board of Directors.

Respectfully signed:
1.	Richard Agopsowicz

2.	Mike Bibby

3.	Pat Cosimano

4.	George Coutoumanos

5.	Rick Darco

6.	Erich Feigel

7.	David Folts

8.	Bob Gurin

9.	Holly Hope

10.	Pete Hunter

11.	Herb Iburg

12.	Bob Ingersoll

13.	Lee Manthei

14.	Charles Meyers

15.	Alan Moffatt

16.	**Carl Molitor

17.	Marty Noel

18.	Phyllis Paris

19.	Margie Power

20.	Johanna Purvis

21.	Thomas Roomsburg

22.	John Skiffington

23.	Laurence Van Dolsen

**	Not a shareholder

Acting on behalf of the above signatories.
George Coutoumanos
george.coutoumanos@smawins.com
SM&A Senior Vice President

*	Permission to quote and reprint this letter was neither sought nor obtained.

We urge you to Vote your White Proxy Card today to
re-elect your current Board and
empower them to continue to guide SM&A to future success.
     The Stockholder meeting will be on Friday, May 23, 2008 with stockholders of record as of April 9, 2008 eligible to vote.
If you have any questions or need assistance in voting, contact
MacKenzie Partners, Inc.
Toll-Free: (800) 322-2885
winsproxy@mackenziepartners.com
     Please discard and do not sign any gold proxy cards sent to you by Myers.
About SM&A
SM&A is the world’s foremost management consulting firm providing leadership and mentoring solutions to PLAN for business capture, WIN competitive procurements and profitably PERFORM on the projects and programs won. Our proven processes, people and tools have delivered significant top-line and bottom-line growth across markets, products and services. From the largest aerospace and defense contractors, through the major software providers, to healthcare and financial/audit service providers, SM&A is the partner many companies turn to WHEN THEY MUST WIN.

All stockholders of SM&A are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by SM&A for use at the 2008 annual meeting of stockholders of SM&A. They contain important information regarding the election of directors and other matters. The definitive proxy statement and form of proxy have been mailed to stockholders of record of SM&A along with other relevant documents. They are available at no charge on the SEC’s website at http://www.sec.gov In addition, SM&A will provide copies of the definitive proxy statement without charge upon request.
Some statements made in this news release refer to future actions, strategies, or results that involve a number of risks and uncertainties. Any number of factors could cause actual results to differ materially from expectations, including a shift in demand for SM&A’s Competition Management and Program services; fluctuations in the size, timing, and duration of client engagements; delays, cancellations, or shifts in emphasis for competitive procurement activities; declines in future defense, information technology, homeland security, new systems, and research and development expenditures, and other risk factors listed in SM&A’s SEC reports, including the report on Form 10-K for the year ended December 31, 2007. Actual results may differ materially from those expressed or implied. The company does not undertake any duty to update forward-looking statements.
Media Contact:
Mike Sitrick
Jim Bates
Sitrick and Company
310-788-2850
Investor Contact:
Amy Bilbija
Senior Vice President
MacKenzie Partners
650-798-5206
Jim Eckstaedt
Executive Vice President and Chief Financial Officer
SM&A
949-975-1550 ext 296
SOURCE: SM&A